EXHIBIT 5.1

[Letterhead of Heenan Blaikie LLP]

December 8, 2009

Sprott Physical Gold Trust

Suite 2700, South Tower

Royal Bank Plaza

200 Bay Street

Toronto, Ontario

M5J 2J1

Re:                               Sprott Physical Gold Trust, Registration Statement on Form F-1, Registration No. 333-

Ladies and Gentlemen:

We have acted as legal counsel to Sprott Physical Gold Trust, a trust organized under the laws of the Province of Ontario (the “Trust”), in connection with the Trust’s initial public offering of up to   trust units (“Units”), which includes up to   Units issuable upon exercise of an over-allotment option by Morgan Stanley & Co. and RBC Capital Markets (collectively, the “Underwriters”) as set forth in the underwriting agreement to be entered into by and among the Trust, the Underwriters and the other underwriters named therein (the “Underwriting Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the United States Securities Act of 1933, as amended (the “Securities Act”).

We are qualified to express opinions with respect to the laws of the Province of Ontario and the federal laws of Canada applicable therein. We express no opinion on the laws of any jurisdiction other than the Province of Ontario and the federal laws of Canada applicable therein.

In connection with this opinion, we have examined (i) the registration statement on Form F-1 filed by the Trust under the Securities Act on December 8, 2009, (such registration statement, being hereinafter referred to as the “Registration Statement”), (ii) the form of Underwriting Agreement filed as an exhibit to the Registration Statement, (iii) the Trust Agreement of the Trust filed as an exhibit to the Registration Statement; (iv) the form of Management Agreement to be entered into between the Trust and Sprott Asset Management LP (the “Manager”); (v) a specimen certificate evidencing the trust units of the Trust, and (vi) resolutions of the Board of Directors of the Manager, relating to the issuance of the Units and related matters and to the filing of the Registration Statement and related matters, as well as such records and documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion.

For the purposes of our opinions hereinafter expressed, we have assumed the genuineness of all signatures of all parties, the legal capacity of individuals signing any documents and the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic or electronically transmitted copies or facsimiles thereof and the authenticity of the originals of such certified, photostatic or electronically transmitted copies or facsimiles.

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Units have been duly authorized by the Manager on behalf of the Trust and, when issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of person whose consent is required by the Securities Act, or the rules and regulations promulgated thereunder.

Yours truly,

Heenan Blaikie LLP

/s/ Heenan Blaikie LLP